Exhibit "A"

WORK ORDER

Pursuant to the terms and conditions set forth in the Agreement for Software Development and Maintenance Services (the "Master Agreement") between Chetu, Inc. ("Chetu") and Himalaya Technologies Inc ("Customer"), Customer requests the following consultant(s) be provided by Chetu.

Term of Work Order: The term of this Work Order will commence on the Start Date indicated below and will continue until terminated by either party. Either party may terminate this Work Order for any reason or no reason whatsoever, at any time by providing a two (2) week advance written notice to the other party.

Billing Terms: Each consultant is allocated as a Full Time equivalent for this Work Order and billing is fixed to 8 hours per day. The consultant(s) work Monday through Friday and alternate Saturdays.

Description of Requested Services: Offshore consultants for hourly software support, maintenance, design or development services as are identified by Customer.

Number of Consultant(s): 2

Consultant Hourly Rate: $ 28 /hr

Average Cost per Week: 2464

Estimated Start Date: 04/18/2023

Security Deposit: Customer agrees to pay Chetu a refundable deposit of $ 9856 to begin performing under this Work Order. Since Chetu bills in arrears, Chetu will hold the Security Deposit, no interest to accrue, until termination of this Work Order; should Customer have any outstanding balance or invoice(s) at the time of termination, the Security Deposit will be applied as payment towards Customer's outstanding balance and/or invoice(s) and Chetu will refund the unapplied balance within 30 days after termination.

Approved and Accepted by:

Chetu:	Customer:
[signature]	[signature]
Authorized Signature	Authorized Signature
Name: Atal Bansal	Name: Vikram Grover
Title: CIO	Title: CEO

Exhibit "A"

WORK ORDER

Pursuant to the terms and conditions set forth in the Agreement for Software Development and Maintenance Services (the "Master Agreement") between Chetu, Inc. ("Chetu") and Himalaya Technologies Inc ("Customer"), Customer requests the following consultant(s) be provided by Chetu.

Term of Work Order: The term of this Work Order will commence on the Start Date indicated below and will continue until terminated by either party. Either party may terminate this Work Order for any reason or no reason whatsoever, at any time by providing a two (2) week advance written notice to the other party.

Billing Terms: Each consultant is allocated as a Full Time equivalent for this Work Order and billing is fixed to 8 hours per day. The consultant(s) work Monday through Friday and alternate Saturdays.

Description of Requested Services: Offshore consultants for hourly software support, maintenance, design or development services as are identified by Customer.

Number of Consultant(s): 1

Consultant Hourly Rate: $ 28 /hr

Average Cost per Week: 1232

Estimated Start Date: 04/18/2023

Security Deposit: Customer agrees to pay Chetu a refundable deposit of $ 4928 to begin performing under this Work Order. Since Chetu bills in arrears, Chetu will hold the Security Deposit, no interest to accrue, until termination of this Work Order; should Customer have any outstanding balance or invoice(s) at the time of termination, the Security Deposit will be applied as payment towards Customer's outstanding balance and/or invoice(s) and Chetu will refund the unapplied balance within 30 days after termination.

Approved and Accepted by:

Chetu:	Customer:
[signature]	[signature]
Authorized Signature	Authorized Signature
Name: Atal Bansal	Name: Vikram Grover
Title: CIO	Title: CEO

Chetu, Inc.
1500 Concord Terrace,
Suite 100,
Sunrise, FL 33323

Voice: 954 342 5676
Fax: 305 832 5987
email: info@chetu.com
Web: www.chetu.com

Chetu

AGREEMENT FOR SOFTWARE DEVELOPMENT AND MAINTENANCE SERVICES

This Agreement for Software development and Maintenance Services ("Agreement") is made this 11th day of April, 20 23 between Chetu, Inc., a Florida Corporation, with a location at 1500 Concord Terrace, Suite 100, Sunrise, FL 33323 ("Chetu"), and Himalaya Technologies Inc, with primary location at 831 W North Ave Pittsburg PA 15233 ("Customer").

PREAMBLE

Whereas Customer, desires Chetu to provide consultants for software maintenance and development services; and

Whereas, Chetu provides onshore and offshore computer software design, development and maintenance services;

NOW THEREFORE, in exchange for the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1) Description of Services. From time to time, on an as needed basis, Chetu agrees to provide consultants on an hourly basis for information technology services as are identified to Chetu by Customer. The number of consultants, work hours, and price shall be described in greater detail on Work Orders to be attached hereto from time to time in the form of Exhibit A (the "Work Order"). External scope for the work to be performed will be provided by Customer after this Agreement and may include analysis, design, development, testing, installation and maintenance of software amongst other things and the parties on an ongoing basis will scope the individual milestones and deliverables. The scope for the services identified by Customer and milestones or deliverables scoped by parties are external from this Agreement.

2) Term of this agreement. The term of this Agreement will commence on the date first set forth above and will continue for a period of three (3) years ("Term"). If any Work Order issued hereunder remains in effect upon the expiration of the Term, the Term will automatically extend to cover the completion of such Work Order.

3) Third-party and other client approved costs. Customer shall be responsible for any third-party software or hardware, if needed. Some of these may include: Hardware (along with Network card(s) and other devices); Operating System; any other custom third-party software that might be needed.

4) Fees and Payment Terms. For the Services provided by Chetu, Customer agrees to pay Chetu an hourly rate as indicated on the Work Order(s), without reduction for any reason including for income tax withholdings or other deductions. Chetu shall invoice Customer periodically. Customer must pay Chetu's invoices no later than fifteen (15) days after receipt. Any amount past due in excess of fifteen (15) days will be subject to 1.5% interest per month. If any dispute, legal action or other proceeding is brought regarding Customer's non-payment of Chetu's invoices the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, whether incurred before suit, during suit, or at the appellate level.

5) Non-Solicitation of Personnel. Customer agrees not to, directly or indirectly, whether for their own account or for the account of any other individual or entity, solicit, induce, enter into any agreement with, or attempt to influence any individual who is an employee, independent contractor, or consultant of or to Chetu at any time during the term of this Agreement and for a two (2) year period following termination, to terminate his/her employment or consulting relationship with Chetu or to become employed by or become a consultant to the Customer or any person or entity by which Customer is employed or otherwise associated with, or interfere in any other way with the employment or other relationship of any employee of or consultant to Chetu. If the Customer violates this clause, Customer shall be required to pay Chetu $50,000 as liquidated damages, not as a penalty, for each employee, independent contractor, or consultant. Customer agrees that these liquidated damages are reasonable based on Chetu's loss. Customer further agrees that Chetu shall be entitled to injunctive relief as well as damages for any violation by Customer of this clause.

6) Confidential Information. Each party ("Recipient") acknowledges that they have or will come into possession or knowledge in the course of performance of this Agreement, of certain material and information supplied by the other Party ("Owner") that is the Owner's confidential and proprietary information, including, but not limited to, Software, source code, trade secrets, processes, data, know-how, program codes, documentation, flowcharts, algorithms, marketing plans, software architecture, forecasts, unpublished financial statements, budgets, licenses, prices, costs, and employee, past, present and potential customer lists, etc. ("Confidential Information"). Confidential Information shall not include any information which: (i) is or becomes generally known to the public through no action on Recipient's part, (ii) Recipient rightfully receives from a third party without restriction; (iii) Recipient develops it independently or already had knowledge of such information prior to disclosure by Owner; or (iii) is approved for release by written authorization of Owner. Upon termination of this Agreement or at any other time upon request, Recipient will promptly deliver to Owner all notes, memoranda, notebooks, drawings, records, reports, files, documented source codes and other documents (and all copies or reproductions of such materials) in its possession or under its control, whether prepared by Recipient or others, which contain Confidential Information. Recipient acknowledges that Confidential Information is the sole property of Owner. Recipient agrees that disclosure of such information to, or use by, third parties, either during or after this Agreement, will cause Owner irreparable damage. Recipient agrees to use best efforts to hold Confidential Information in the strictest confidence, not to make use of it other than for the performance of its obligations hereunder, to release it only to the Recipient's employees or contractors with a need to know such information and not to release or disclose it to any other party. Recipient further agrees not to release such information to any employee or contractor who is not bound by confidentiality, except as expressly permitted herein. Recipient will notify Owner in writing of any circumstances within its knowledge relating to any unauthorized possession, use, or knowledge of such Confidential Information. Neither party shall threaten the other party or make, post, publish or communicate to any person or entity or in any public forum any comments or statements (written or oral) that intentionally seek to denigrate or disparage, or are detrimental to, the reputation or stature of the other party or its businesses, or any of its employees, directors and officers and existing and prospective customers, suppliers, investors and other associated third parties.

7) Intellectual Property Rights; Assignment. "Intellectual Property" shall mean: (i) works of authorship, improvements, innovations, technical information, software architecture, project plans, procedures, software, source code, flow charts, diagrams, firmware, technology and other intellectual property, as reflected in any form (including computer programs), including but not limited to, emails, documents, patent applications, patents, copyrights, trade secrets, trademarks, trade identities, trade dress, know-how, Confidential Information, and other proprietary information; and (ii) rights relating to possession, ownership and use of the foregoing, including without limitation, the right to license, sublicense, franchise, assign, divide, pledge, mortgage, sell, offer to sell, transfer, convey, grant, import, make or have made, enforce and register.

   a) Chetu Existing Intellectual Property. "Chetu Existing Intellectual Property" means any Intellectual Property created, developed and reduced to practice by Chetu prior to the commencement of Services under this Agreement that are used by Chetu in creating, or are incorporated within, any Deliverable, the Services or other work performed under this Agreement. Chetu shall retain all right, title and ownership to any Chetu Existing Intellectual Property that is incorporated into any Deliverable or the Services.

   b) Chetu Created Intellectual Property. "Chetu Created Intellectual Property" means any Intellectual Property created, developed or reduced to practice by or for Chetu in performing the Services under this Agreement. Chetu Created Intellectual Property shall be considered "work made for hire" under applicable copyright law and the copyright will, subject to Customer's compliance with the terms of this Agreement and upon receipt of payment in full, be owned solely and exclusively by Customer.

   c) Licenses.

      i) Subject to Section 10, Chetu hereby grants to Customer a worldwide, irrevocable, non-exclusive, fully-paid up, royalty free, transferable and sub-licensable license to use, sell, and distribute the Chetu Existing Intellectual Property only insofar as is incorporated in, or required for

Customer to use, sell, or distribute, the Deliverables or any work product resulting from the Services.

ii) Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights to any of the Intellectual Property of the one party are given or intended to be given to the other party.

8) Legal disclaimer and indemnification. Customer expressly acknowledges and agrees that Chetu is providing consultants for software development and maintenance services and not the end product(s) ("complete or any part of software developed as part of these services") itself. Chetu does not warrant that the operation of the end product(s) will be uninterrupted or error-free, or that defects in the end product(s) be fixed. The final software output shall be provided "as is", with all faults and without warranty of any kind. The entire risk as to the quality and performance of the end product(s) is with Customer. Should the end product(s) prove defective, Customer assumes the cost of all necessary servicing, repair or correction. Use of the end product(s), is at Customer's sole risk. Customer assumes full responsibility for the appropriate use of software and agrees to indemnify, defend and hold Chetu, its officers, directors, employees or agents (collectively "Indemnities") harmless from and against any and all claims, demands causes of action losses, expense (including attorneys' fees) or liability, from any and all claims or actions arising from use of end product(s).

9) Limitation of Liability: Under no circumstances, including negligence, will either party, be liable to the other or any other party for any incidental, special, indirect, reliance, punitive or consequential damages, including lost data, lost revenue, or lost profits, arising out of or relating to the software, developed or maintained as part of this agreement, or the services, even if such party has been advised of the possibility of such damages.

10) Termination or Conclusion of Services.

a) Should Customer be in breach of this Agreement (including, but not limited to, default in payment), Chetu may terminate this Agreement and/or Work Order(s) issued hereunder, at any time effective immediately and without notice.

b) When Chetu's services conclude or are terminated under this Agreement and/or Work Order, all unpaid charges shall become immediately due and payable. Customer will pay for all fees and costs incurred prior to conclusion or termination of services including the notice period.

c) If upon conclusion or termination of this Agreement and/or Work Order, Chetu has in its possession property of Customer, including source code, Chetu shall return all property to Customer upon receipt of Customer's payment of pending invoices.

11) Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida. If any provision of this Agreement or the application thereof to any party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The parties agree that any suit, action or other legal proceeding arising out of this Agreement shall be brought exclusively in Broward County, Florida. Customer and Chetu consent and hereby waive any objection to jurisdiction (personal and/or subject matter) and/or venue in such court.

12) General Provisions:

a) Waiver. Neither party's failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights.

b) Force Majeure. Neither party will be liable to the other for failure to perform its obligations hereunder if and to the extent that such failure to perform results from causes beyond its control, including, without limitation, strikes, lockouts, or other industrial disturbances; civil disturbances; fires; acts of God; acts of a public enemy; compliance with any regulations, order, or requirement of any governmental body or agency; or inability to obtain transportation or necessary materials in the open market.

c) Notices. All notices required under or regarding this Agreement from Customer to Chetu shall be in writing and will be considered proper only if delivered by e-mail to contracts@chetu.com or facsimile to (305) 832-5987 with confirmation page.

d) Any breach of any provision of this Agreement, including non-payment for services, by either party shall entitle the other party to recover damages and injunctive relief. Customer and Chetu agree that because monetary damages are likely to be inadequate, the party shall be entitled to temporary injunctive relief (by providing to a court a likelihood of breach by Customer) and to permanent injunctive relief (by providing to a court such breach). If the first party is successful in recovering damages or obtaining injunctive relief, the second party agrees to be responsible for paying all of the first party's expenses in seeking such relief, including all costs of bringing suit and all reasonable attorneys' fees.

e) Jury Waiver. The parties hereby voluntarily, knowingly, irrevocably and unconditionally waive any right to jury trial in resolving any dispute (whether based upon contract, tort or otherwise) between or among them arising out of or in any way related to the Agreement, any documents or any relationship between them.

f) Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (e-mail) shall be as effective as delivery of a manually executed original counterpart of this Agreement. Delivery of a counterpart to this Agreement executed with an electronic signature shall be the same and as effective as a manually executed original counterpart of this Agreement.

g) Customer Consent to Recording. Chetu and Customer acknowledge and agree that the parties, including their agents, may from time to time have telephone communications while performing services under this Agreement and/or the parties' relationship. For quality assurance, Customer expressly consents to Chetu intercepting and recording any such communications.

h) Customer Cooperation. Customer shall cooperate with Chetu by providing: (i) timely responses to Chetu's inquiries and requests for approvals and authorizations, (ii) access to any information or materials reasonably requested by Chetu which are necessary or useful in connection with providing the services under this Agreement. Customer acknowledges and agrees that the Services are dependent upon the timeliness, completeness and accuracy of information provided by Customer and the knowledge and cooperation of the agents, employees or subcontractors ("Personnel") engaged or appointed by Customer who are selected by Customer to work with Chetu.

i) Entire Agreement. This Agreement and all exhibits hereto represent the entire understanding and agreement between the parties regarding the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such parties. Customer expressly agrees that it did not rely upon statements or representations not contained within this Agreement. Customer hereby waives and releases all rights or claims of fraud and fraud in the inducement arising from any pre-contract representations. There have been no representations, express or implied, other than as set forth in this Agreement. The terms of this Agreement may be modified or changed only by a written agreement signed by all of the parties and which provides it is an amendment to it. The parties agree that Sections 5, 6 and 7 shall survive the termination of this Agreement.

j) Representation on Authority of Parties/Signatories. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

Chetu, Inc.	Customer:
Authorized Signature	Authorized Signature
Name: Atal Bansal	Name: Vikram Grover
Title: CIO	Title: CEO

Approved MG

citrix | RightSignature

SIGNATURE CERTIFICATE

REFERENCE NUMBER
9B0681F0-C85E-4902-9D53-A2685AB07B4E

TRANSACTION DETAILS

Reference Number
9B0681F0-C85E-4902-9D53-A2685AB07B4E

Transaction Type
Signature Request

Sent At
04/11/2023 15:51 EDT

Executed At
04/12/2023 09:32 EDT

Identity Method
email

Distribution Method
email

Signed Checksum
e93273239e950f1e51e75d28bd8ddc7c55e33214e58ed5aed9b04bc3581ecb90

Signer Sequencing
Enabled

Document Passcode
Disabled

DOCUMENT DETAILS

Document Name
Himalaya Technologies Inc Paperwork

Filename
paperwork_ma_2wos_v2.pdf

Pages
4 pages

Content Type
application/pdf

File Size
347 KB

Original Checksum
6d6f70c7dcd38bf6c8ea90c50fe1f400cf5823c2d9a050f4e0071d061071903d

SIGNERS

SIGNER	E-SIGNATURE	EVENTS
Name Contracts Team **Email** contracts@chetu.com **Signer Sequence** 2 **Components** 2	**Status** signed **Multi-factor Digital Fingerprint Checksum** 33a847d0273dd4f86f11b290182912088a04c2b462f382e022ef1f77710e40c1 **IP Address** 170.55.182.210 **Device** Chrome via Windows	**Viewed At** 04/12/2023 09:31 EDT **Identity Authenticated At** 04/12/2023 09:32 EDT **Signed At** 04/12/2023 09:32 EDT
Name Vik Grover **Email** vik.grover@himalayatechnologies.com **Signer Sequence** 1 **Components** 9	**Status** signed **Multi-factor Digital Fingerprint Checksum** 503fd7a532b8eb2fb3ec375c320c8071a2b9732c06ad007463917822d925e376 **IP Address** 172.59.137.254 **Device** Chrome via Windows **Drawn Signature**  **Signature Reference ID** 22C1CB1C **Signature Biometric Count** 1	**Viewed At** 04/12/2023 07:24 EDT **Identity Authenticated At** 04/12/2023 07:28 EDT **Signed At** 04/12/2023 07:28 EDT
Name Chetu Sales **Email** et4rs@chetu.com **Signer Sequence** 0 **Components** 17	**Status** signed **Multi-factor Digital Fingerprint Checksum** b5618085bfb395185a89f264e559f7ca1f532ba8ad3a24b647b12bb6cbdd42ae **IP Address** 69.221.129.131 **Device** Microsoft Edge via Windows	**Viewed At** 04/11/2023 15:51 EDT **Identity Authenticated At** 04/11/2023 15:54 EDT **Signed At** 04/11/2023 15:54 EDT

AUDITS

TIMESTAMP	AUDIT
04/11/2023 15:51 EDT	Chetu Sales (et4rs@chetu.com) created document 'paperwork_ma_2wos_v2.pdf' on Microsoft Edge via Windows from 69.221.129.131.
04/11/2023 15:51 EDT	Chetu Sales (et4rs@chetu.com) was emailed a reminder.
04/11/2023 15:51 EDT	Chetu Sales (et4rs@chetu.com) viewed the document on Microsoft Edge via Windows from 69.221.129.131.
04/11/2023 15:54 EDT	Chetu Sales (et4rs@chetu.com) authenticated via email on Microsoft Edge via Windows from 69.221.129.131.
04/11/2023 15:54 EDT	Chetu Sales (et4rs@chetu.com) signed the document on Microsoft Edge via Windows from 69.221.129.131.
04/11/2023 15:54 EDT	Vik Grover (vik.grover@himalayatechnologies.com) was emailed a link to sign.
04/12/2023 07:24 EDT	Vik Grover (vik.grover@himalayatechnologies.com) viewed the document on Chrome via Windows from 172.59.137.254.
04/12/2023 07:28 EDT	Vik Grover (vik.grover@himalayatechnologies.com) authenticated via email on Chrome via Windows from 172.59.137.254.
04/12/2023 07:28 EDT	Vik Grover (vik.grover@himalayatechnologies.com) signed the document on Chrome via Windows from 172.59.137.254.
04/12/2023 07:28 EDT	Contracts Team (contracts@chetu.com) was emailed a link to sign.
04/12/2023 08:55 EDT	Contracts Team (contracts@chetu.com) viewed the document on Chrome via Windows from 170.55.182.210.
04/12/2023 09:31 EDT	Contracts Team (contracts@chetu.com) viewed the document on Chrome via Windows from 170.55.182.210.
04/12/2023 09:32 EDT	Contracts Team (contracts@chetu.com) authenticated via email on Chrome via Windows from 170.55.182.210.
04/12/2023 09:32 EDT	Contracts Team (contracts@chetu.com) signed the document on Chrome via Windows from 170.55.182.210.